EXHIBIT A

FORM OF 1.750% FIXED RATE/FLOATING RATE GLOBAL SECURITY

CUSIP No.: 404280 CR8 ISIN: XS2322315727 No.: [•]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS GLOBAL SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

BY ITS ACQUISITION OF THE DEBT SECURITIES REPRESENTED BY THIS GLOBAL SECURITY, EACH HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERM OF THE DEBT SECURITIES, THE INDENTURE OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN THE ISSUER AND ANY HOLDER, TO BE BOUND BY (I) THE EFFECT OF THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY IN RELATION TO ANY DEBT SECURITIES THAT (WITHOUT LIMITATION) MAY INCLUDE AND RESULT IN ANY OF THE FOLLOWING, OR SOME COMBINATION THEREOF: (A) THE REDUCTION OF ALL, OR A PORTION, OF THE AMOUNTS DUE (AS DEFINED ON THE REVERSE OF THIS GLOBAL SECURITY); (B) THE CONVERSION OF ALL, OR A PORTION, OF THE AMOUNTS DUE INTO THE ISSUER’S OR ANOTHER PERSON’S ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS (AND THE ISSUE TO, OR CONFERRAL ON, THE HOLDER OF SUCH ORDINARY SHARES, OTHER SECURITIES OR OTHER OBLIGATIONS), INCLUDING BY MEANS OF AN AMENDMENT, MODIFICATION OR VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE; (C) THE CANCELLATION OF THE DEBT SECURITIES; AND/OR (D) THE AMENDMENT OR ALTERATION OF THE MATURITY OF THE DEBT SECURITIES OR AMENDMENT OF THE AMOUNT OF INTEREST PAYABLE ON THE DEBT SECURITIES, OR THE INTEREST PAYMENT DATES, INCLUDING BY SUSPENDING PAYMENT FOR A TEMPORARY PERIOD; AND (II) THE VARIATION OF THE TERMS OF THE DEBT SECURITIES OR THE INDENTURE, IF NECESSARY, TO GIVE EFFECT TO THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY.

THERE IS NO RIGHT OF ACCELERATION IN THE CASE OF NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES OR OF THE ISSUER’S FAILURE TO PERFORM ANY OF ITS OBLIGATIONS UNDER OR IN RESPECT OF THE DEBT SECURITIES. PAYMENT OF THE PRINCIPAL AMOUNT OF THE DEBT SECURITIES MAY BE ACCELERATED ONLY UPON CERTAIN EVENTS OF A WINDING UP AS SET FORTH IN THE INDENTURE.

GLOBAL SECURITY

HSBC Holdings plc

£[•]

1.750% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2027

This is a Global Security in respect of a duly authorized issue by HSBC Holdings plc (the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) of debt securities, designated as specified in the title hereof, in the aggregate face amount of £[•] (the “Debt Securities”).

The Issuer, for value received, hereby promises to pay HSBC Issuer Services Common Depository Nominee (UK) Limited, or registered assigns on July 24, 2027 (the “Maturity Date”) or on such earlier date as this Global Security may be redeemed, the principal amount hereof and to pay interest on the said principal amount from March 24, 2021 (the “Issue Date”) or the most recent Interest Payment Date on which interest has been paid or duly provided for until maturity:

(i) from (and including) the Issue Date or the most recent Interest Payment Date during the Fixed Rate Period on which interest has been paid or duly provided for to (but excluding) July 24, 2026, annually in arrear on July 24 of each year, beginning on July 24, 2021 (each, a “Fixed Rate Period Interest Payment Date”), at a rate of 1.750% per annum (the “Initial Interest Rate”); and

(ii) from (and including) July 24, 2026 or the most recent Interest Payment Date during the Floating Rate Period on which interest has been paid or duly provided for to (but excluding) the Maturity Date, quarterly in arrear on October 24, 2026, January 24, 2027, April 24, 2027 and July 24, 2027 (each, a “Floating Rate Period Interest Payment Date”), at a floating rate equal to Compounded Daily SONIA plus 1.307% per annum (the “Margin”). The interest rate during the Floating Rate Period on this Global Security shall be calculated quarterly on each applicable Interest Determination Date.

“Fixed Rate Period” means the period from (and including) the Issue Date, to (but excluding) July 24, 2026.

“Floating Rate Period” means the period from (and including) July 24, 2026 to (but excluding) the Maturity Date.

“Interest Payment Date” means any Fixed Rate Period Interest Payment Date or Floating Rate Period Interest Payment Date.

“Compounded Daily SONIA” means, in relation to a Floating Rate Interest Period, the rate of return of a daily compound interest investment (with SONIA as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the Calculation Agent on the related Interest Determination Date as follows:

Where:

“Calculation Agent” means HSBC Bank USA, National Association, or its successor appointed by the Issuer pursuant to the Calculation Agent Agreement;

“Calculation Agent Agreement” means the calculation agent agreement dated as of the Issue Date between the Issuer and the Calculation Agent;

“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;

“d0” means, in relation to any Observation Period, the number of SONIA Business Days in such Observation Period;

“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant SONIA Business Day in chronological order from (and including) the first SONIA Business Day in such Observation Period;

“ni” means, in relation to any SONIA Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such SONIA Business Day “i” up to (but excluding) the next following SONIA Business Day;

“Observation Period” means, in respect of each Floating Rate Interest Period, the period from (and including) the date which is the Interest Determination Date for the immediately preceding Interest Payment Date to (but excluding) the date which is the Interest Determination Date for such Floating Rate Interest Period (or the date falling five SONIA Business Days prior to such earlier date, if any, on which the Debt Securities become due and payable); provided that the first Observation Period shall commence on (and include) the date that is five SONIA Business Days prior to July 24, 2026 (the “Par Redemption Date”);

“Relevant Screen Page” means Reuters Screen SONIA Page or such other page, section or other part as may replace it as may be nominated by the person providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to Compounded Daily SONIA.

“SONIA” means, in relation to any SONIA Business Day, the rate determined by the Calculation Agent in accordance with the following provisions:

(i) the daily Sterling Overnight Index Average (“SONIA”) rate for such SONIA Business Day as provided by the administrator of SONIA to authorized distributors and as then published on the Relevant Screen Page (or, if the Relevant Screen Page is unavailable, as otherwise published by such authorized distributors) on the SONIA Business Day immediately following such SONIA Business Day; or

(ii) if, in respect of any SONIA Business Day “i”, the rate specified in (i) above is not available on the Relevant Screen Page or has not otherwise been published by the relevant authorized distributors in respect of such SONIA Business Day “i”, the sum of: (A) the Bank of England’s Bank Rate (the “Bank Rate”) prevailing at close of business on such SONIA Business Day “i”; plus (B) the mean of the spread of SONIA to the Bank Rate over five days preceding such SONIA Business Day “i” on which SONIA has been published, excluding the highest spread (or, if there is more than one highest spread, one only of those highest spreads) and lowest spread (or, if there is more than one lowest spread, one only of those lowest spreads);

“SONIAi” means, in relation to any SONIA Business Day “i” in the relevant Observation Period, SONIA in respect of such SONIA Business Day; and

“SONIA Business Day” means any day on which commercial banks are open for general business (including dealing in foreign exchange and foreign currency deposits) in London.

If the rate of interest cannot be determined in accordance with the forgoing provisions, the rate of interest shall be (A) the rate determined by the Calculation Agent as at the last preceding Interest Determination Date in relation to a Floating Rate Interest Period or (B) if there is no such preceding Interest Determination Date in relation to a Floating Rate Interest Period, the Initial Interest Rate.

All percentages resulting from any calculation in connection with any interest rate in respect of this Global Security shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (for example, 9.876545% (or 0.09876545) would be rounded to 9.87655% (or 0.0987655)), and all Applicable Currency amounts would be rounded to the nearest pence, with one-half pence being rounded upward.

All determinations and any calculations made by the Calculation Agent for the purposes of calculating the applicable interest on the Debt Securities will be conclusive and binding on the Holders, the Issuer, the Trustee and the Paying Agent, absent manifest error.

“Applicable Currency” means Pounds Sterling.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England, and in the City of New York, New York.

“Floating Rate Interest Period” means, during the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first Floating Rate Interest Period will begin on (and include) July 24, 2026 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

“HSBC” means the Issuer together with its subsidiary undertakings.

“Interest Determination Date” means the fifth SONIA Business Day preceding the applicable Interest Payment Date.

Interest in respect of this Global Security that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Global Security (or one or more Predecessor Global Securities) is registered at the close of business on the Regular Record Date for such interest.

Payment of interest, if any, in respect of this Global Security may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Register, or by wire transfer or transfer by any other means to an account designated in writing by such Person to the Paying Agent at least 15 days prior to such payment date.

Any interest in respect of this Global Security that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holders thereof on the relevant Regular Record Date by virtue of their having been such Holders; and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in Clause (i) or (ii) below:

(i)

The Issuer may elect to make payment of such Defaulted Interest to the Persons in whose names this Global Security (or its respective Predecessor Global Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the manner provided for in the Indenture.

(ii)

The Issuer may make payment of any Defaulted Interest on this Global Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Global Security may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

All payments made under or with respect to this Global Security shall be paid by the Issuer, without deduction or withholding for, or on account of, any and all present and future taxes, levies, imposts, duties, charges, fees, deductions or withholdings whatsoever imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or taxing authority thereof or therein having the power to tax (each, a “Taxing Jurisdiction”), unless required by law. If such deduction or withholding shall at any time be required by the law of the Taxing Jurisdiction, the Issuer shall pay such additional amounts in respect of payments of interest only (and not principal) on this Global Security (“Additional Amounts”) as may be necessary so that the net amounts (including Additional Amounts) paid to the Holders, after such deduction or withholding, shall be equal to the respective amounts of interest which the Holders would have been entitled to receive in respect of this Global Security in the absence of such deduction or withholding; provided that the foregoing shall not apply to any such tax, levy, impost, duty, charge, fee, deduction or withholding which: (i) would not be payable or due but for the fact that the Holder or the beneficial owner of this Global Security is domiciled in, or is a national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise has some connection or former connection with the Taxing Jurisdiction other than the holding or ownership of this Global Security, or the collection of interest payments on, or the enforcement of, this Global Security; (ii) would not be payable or due but for the fact that this Global Security (x) is presented for payment in the Taxing Jurisdiction or (y) is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amount on presenting the same for payment at the close of such 30 day period; (iii) would not have been imposed if presentation for payment of this Global Security had been made to a paying agent other than the paying agent to which the presentation was made; (iv) is imposed in respect of a Holder that is not the sole beneficial owner of the interest, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment; (v) is imposed because of the failure to comply by the Holder or the beneficial owner of this Global Security or the beneficial owner of any payment on this Global Security with a request from the Issuer addressed to the Holder or the beneficial owner, including a written request from the Issuer related to a claim for relief under any applicable double tax treaty (x) to provide information concerning the nationality, residence, identity or connection with a taxing jurisdiction of the Holder or the beneficial owner, or (y) to make any declaration or other similar claim to satisfy any information or reporting requirement, if the information or declaration is required or imposed by a statute, treaty, regulation, ruling or administrative practice of the Taxing Jurisdiction as a precondition to exemption from withholding or deduction of all or part of the tax, duty, assessment or other governmental charge; (vi) is imposed in respect of any estate, inheritance, gift, sale, transfer, personal property, wealth or similar tax, duty, assessment or other governmental charge; or (vii) is imposed in respect of any combination of the above items.

Whenever in this Global Security there is mentioned, in any context, the payment of any interest on, or in respect of, any Debt Security or the net proceeds received on the sale or exchange of any Debt Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Upon any exchange of a portion of this Global Security for a definitive Debt Security, the portion of the principal amount hereof so exchanged shall be endorsed by the Registrar on Schedule A hereto. The principal amount hereof shall be reduced for all purposes by the amount so exchanged and endorsed.

Reference is hereby made to the further provisions of this Global Security set forth on the reverse hereof, which further provisions shall for the purposes hereof have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee or an authenticating agent, this Global Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purposes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

By:

HSBC Holdings plc, as Issuer

Dated: [•], 2021

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of a series issued under the within-mentioned Indenture.

By:

Dated: [•], 2021
The Bank of New York Mellon, London Branch, as Trustee

REVERSE OF GLOBAL SECURITY

£[•]

1.750% FIXED RATE/FLOATING RATE SENIOR UNSECURED NOTES DUE 2027

This Global Security is one of a duly authorized issue of Debt Securities issued and to be issued in one or more series under and governed by an Indenture dated as of August 26, 2009 (as amended or supplemented from time to time), by and among the Issuer, The Bank of New York Mellon, London Branch, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and HSBC Bank USA, National Association (“HBUS”), as registrar and paying agent (the “Base Indenture”), as amended and supplemented by a Twentieth Supplemental Indenture dated as of March 24, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Trustee and HBUS, as paying agent, registrar and calculation agent (the “Agent”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee, the Holders and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.

Under the terms of the Indenture, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, at any time at a Redemption Price equal to the principal amount thereof, together with accrued interest, if any, to the date fixed for redemption, if, at any time, the Issuer determines that:

(i) in making payment under the Debt Securities in respect of principal (or premium, if any) interest, or missed payment the Issuer has or shall or would become obligated to pay Additional Amounts as provided in the Indenture and in this Global Security provided such obligation to pay Additional Amounts results from a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws (including a decision of any court or tribunal), or any change in, or in the official application or interpretation of, or execution of, or amendment to, any treaty or treaties affecting taxation to which the United Kingdom is a party, which change, amendment or execution becomes effective on or after the Issue Date; or

(ii) the payment of interest in respect of the Debt Securities has become or will or would be treated as a “distribution” within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or reenactment thereof for the time being) as a result of a change in or amendment to the laws of the Taxing Jurisdiction, or any change in the official application or interpretation of such laws, including a decision of any court, which change or amendment becomes effective on or after the Issue Date; provided, however that, in the case of (i) above, no notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment in respect of the Debt Securities then due.

Under the terms of the Indenture, the Issuer may, in its sole discretion, redeem the Debt Securities during the Make-Whole Redemption Period, on not less than 10 nor more than 60 days’ notice, in whole at any time during such period or in part from time to time during such period, at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Debt Securities to be redeemed; and (ii) as determined by the Determination Agent, the principal amount of the Debt Securities to be redeemed multiplied by the price (expressed as a percentage), as reported in writing to the Issuer and the Trustee by the Determination Agent at which the Gross Redemption Yield on such Debt Securities on the Reference Date (assuming for this purpose that the Debt Securities are to be redeemed at 100% of their principal amount on the Par Redemption Date) is equal to the Gross Redemption Yield (determined by reference to the middle market price) at the Quotation Time on the Reference Date of the Reference Bond, plus 25 basis points; in each case, plus any accrued and unpaid interest on the Debt Securities to be redeemed to (but excluding) the applicable Redemption Date (each, a “Make-Whole Redemption”).

The “Make-Whole Redemption Period” means the period beginning on (and including) September 24, 2021 (six months following the Issue Date) to (but excluding) July 24, 2026 (the “Par Redemption Date”); provided that if any additional notes of the same series as the Debt Securities are issued after the Issue Date, the Make-Whole Redemption Period for such additional notes shall begin on (and include) the date that is six months following the issue date for such additional notes.

“Determination Agent” means an investment bank or financial institution of international standing selected by the Issuer (which may be the Calculation Agent or the Issuer’s Affiliate).

“Gross Redemption Yield” means, with respect to a security, the gross redemption yield on such security, expressed as a percentage and calculated by the Determination Agent on the basis set out by the United Kingdom Debt Management Office in the paper “Formulae for Calculating Gilt Prices from Yields”, page 5, Section One: Price/Yield Formulae “Conventional Gilts; Double-dated and Undated Gilts with Assumed (or Actual) Redemption on a Quasi-Coupon Date” (published on 8 June 1998 and updated on 15 January 2002 and 16 March 2005, and as further amended, updated, supplemented or replaced from time to time) on a semi-annual compounding basis (converted to an annualised yield and rounded up (if necessary) to four decimal places) or, if such formula does not reflect generally accepted market practice at the time of redemption, a gross redemption yield calculated in accordance with generally accepted market practice at such time as determined by the Issuer following consultation with an investment bank or financial institution determined to be appropriate by the Issuer (which, for the avoidance of doubt, could be the Determination Agent, if applicable).

“Quotation Time” means 11:00 a.m. (London time).

“Reference Bond” means the selected government security or securities agreed between the Issuer and an investment bank or financial institution determined by the Issuer to be appropriate (which, for the avoidance of doubt, could be the Determination Agent, if applicable) as having an actual or interpolated maturity comparable with the remaining term to the Par Redemption Date, that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in the Applicable Currency and of a comparable maturity to the remaining term to the Par Redemption Date.

“Reference Date” means the date which is two Business Days prior to the giving of a notice of redemption by the Issuer.

If the Issuer determines, in its sole discretion, that the inclusion of the Make-Whole Redemption provisions in the terms of the Indenture and the Debt Securities could reasonably be expected to prejudice the qualification of the Debt Securities as eligible liabilities or loss absorbing capacity instruments for the purposes of the Loss Absorption Regulations, then the provisions relating to the Make-Whole Redemption shall be deemed not to apply for all purposes relating to the Debt Securities and the Issuer shall not have any right to redeem the Debt Securities pursuant to a Make-Whole Redemption. In such circumstances, the Issuer shall promptly provide notice to the Trustee, the Paying Agent, the Calculation Agent and the Holders that the Make-Whole Redemption does not apply; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination. No action taken in accordance with this paragraph shall be deemed to be an amendment requiring the consent of Holders under Section 9.02 of the Base Indenture.

Under the terms of the Indenture, following the Make-Whole Redemption Period, the Debt Securities may be redeemed, in whole but not in part, at the Issuer’s sole discretion, on not less than 10 nor more than 60 days’ notice, on the Par Redemption Date. The Redemption Price will be equal to 100% of their principal amount plus any accrued and unpaid interest to (but excluding) the Par Redemption Date.

Under the terms of the Indenture, the Issuer may, in its sole discretion, redeem the Debt Securities following the occurrence of a Loss Absorption Disqualification Event, on not less than 10 nor more than 60 days’ notice, within 90 days of the occurrence of the relevant Loss Absorption Disqualification Event, redeem the Debt Securities in whole, but not in part (such option to redeem being referred to herein as a “Loss Absorption Disqualification Event Redemption Option”), at a Redemption Price equal to 100% of their principal amount, plus any accrued and unpaid interest to (but excluding) the applicable Redemption Date.

A “Loss Absorption Disqualification Event” shall be deemed to have occurred if the Debt Securities become fully or partially ineligible to meet the Issuer’s or the HSBC Group’s minimum requirements for (A) eligible liabilities and/or (B) loss absorbing capacity instruments, in each case as determined in accordance with and pursuant to the relevant Loss Absorption Regulations applicable to the Issuer or the HSBC Group, as a result of any:

(a) Loss Absorption Regulation becoming effective after the Issue Date; or

(b) amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the Issue Date, provided, however, that a Loss Absorption Disqualification Event shall not occur where the exclusion of the Debt Securities from the relevant minimum requirement(s) is due to the remaining maturity of the Debt Securities being less than any period prescribed by any applicable eligibility criteria for such minimum requirement(s) under the relevant Loss Absorption Regulations effective with respect to the Issuer and/or the HSBC Group on the Issue Date.

If the Issuer determines, in its sole discretion, that the inclusion of the Loss Absorption Disqualification Event Redemption Option provisions in the terms of the Indenture and the Debt Securities could reasonably be expected to cause a Loss Absorption Disqualification Event to occur, then the provisions relating to the Loss Absorption Disqualification Event Redemption Option shall be deemed not to apply for all purposes relating to the Debt Securities and the Issuer shall not have any right to redeem the Debt Securities pursuant to a Loss Absorption Disqualification Event Redemption Option. In such circumstances, the Issuer shall promptly provide notice to the Trustee, the Paying Agent, the Calculation Agent and the Holders that the Loss Absorption Disqualification Event Redemption Option does not apply; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination. No action taken in accordance with this paragraph shall be deemed to be an amendment requiring the consent of holders under Section 9.02 of the Base Indenture.

Notwithstanding anything to the contrary in the Indenture, the Issuer may only redeem or repurchase the Debt Securities prior to the Maturity Date pursuant to the Indenture if the Issuer has obtained any Relevant Supervisory Consent.

An “Event of Default” with respect to the Debt Securities means any one of the following events: (i) an order is made by an English court which is not successfully appealed within 30 days after the date such order was made for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency; or (ii) an effective resolution is validly adopted by the Issuer’s shareholders for winding up of the Issuer other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency.

A “Default” with respect to the Debt Securities means any one of the following events: (i) failure to pay principal or premium, if any, on the Debt Securities at maturity, and such default continues for a period of 30 days; or (ii) failure to pay any interest on the Debt Securities when due and payable, which failure continues for 30 days.

If a Default occurs, the Trustee may institute proceedings in England (but not elsewhere) for the Issuer’s winding up; provided that the Trustee may not, upon the occurrence of a Default, accelerate the maturity of any Debt Securities then Outstanding, unless an Event of Default has occurred and is continuing.

Notwithstanding the immediately preceding two paragraphs, failure to make any payment in respect of the Debt Securities shall not be a Default in respect of the Debt Securities if such payment is withheld or refused: (i) in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or (ii) in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 30 days by independent legal advisers acceptable to the Trustee; provided, however, that the Trustee may, by notice to the Issuer, require the Issuer to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the Trustee may be advised in an opinion of counsel, upon which opinion the Trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case the Issuer shall forthwith take and expeditiously proceed with such action and shall be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence shall cease to have effect and the payment shall become due and payable on the expiration of the relevant grace period of 30 days after the Trustee gives written notice to the Issuer informing the Issuer of such resolution.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees to be bound by the terms of the Debt Securities related to the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities.

If an Event of Default with respect to the Debt Securities of this series shall occur and be continuing, the principal of all of the Debt Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture and this Global Security. The Indenture provides that in certain circumstances such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series. If a Default with respect to Debt Securities of this series occurs and is continuing, the Trustee may pursue certain remedies as set forth in the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of this series may on behalf of all the Holders waive any past Event of Default or any Default under the Indenture or the Debt Securities and its consequences except a default (i) in the payment of principal of (or premium, if any, on) or any installment of interest on any of the Debt Securities or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of this Debt Security, and any such consent or waiver shall bind every future Holder of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security or such other Debt Securities.

The Indenture contains provisions permitting the Issuer and the Trustee (i) without the consent of the Holders of any Debt Securities issued under the Indenture to execute one or more supplemental indentures for certain enumerated purposes, such as to cure any ambiguity or to secure the Debt Securities, and (ii) with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of Holders under the Indenture; provided that, with respect to certain enumerated provisions, no such supplemental indenture may be entered into without the consent of the Holder of each Outstanding Debt Security affected thereby. The Indenture also permits the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series to be affected, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Issuer with certain restrictive provisions of the Indenture. Any such consent or waiver by the Holder of this Global Security shall bind every future Holder of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Global Security or such other Global Securities.

Subject to the terms of the Indenture, the Depositary may surrender this Global Security or any portion hereof in exchange, in whole or in part, for definitive Debt Securities, of this series in registered form and the Registrar, acting on behalf of the Issuer, shall authenticate and deliver in exchange for this Global Security or the portions thereof to be exchanged, an equal aggregate face amount of definitive Debt Securities (duly countersigned) in the numbers and in the names advised by the Depositary.

By its acquisition of the Debt Securities represented by this Global Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) acknowledges, accepts, consents and agrees, notwithstanding any other term of the Debt Securities, the Indenture or any other agreements, arrangements or understandings between the Issuer and any Holder, to be bound by (i) the effect of the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority in relation to any Debt Securities that may include (without limitation) and result in any of the following, or some combination thereof: (a) the reduction of all, or a portion, of the Amounts Due; (b) the conversion of all, or a portion, of the Amounts Due into the Issuer’s or another Person’s ordinary shares, other securities or other obligations (and the issue to, or conferral on, the Holder of such ordinary shares, other securities or other obligations), including by means of an amendment, modification or variation of the terms of the Debt Securities or the Indenture; (c) the cancellation of the Debt Securities; and/or (d) the amendment or alteration of the maturity of the Debt Securities or amendment of the amount of interest payable on the Debt Securities, or the Interest Payment Dates, including by suspending payment for a temporary period; and (ii) the variation of the terms of the Debt Securities or the Indenture, if necessary, to give effect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority. No repayment or payment of Amounts Due shall become due and payable or be paid after the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority if and to the extent such amounts have been reduced, converted, cancelled, amended or altered as a result of such exercise. Moreover, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) consents to the exercise of any UK Bail-in Power as it may be imposed without any prior notice by the Relevant UK Resolution Authority of its decision to exercise such power with respect to the Debt Securities.

“Amounts Due” means the principal amount of, and any accrued and unpaid interest, including any Additional Amounts, on, the Debt Securities. References to such amounts will include amounts that have become due and payable, but which have not been paid, prior to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies from time to time relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments in effect in the UK and applicable to the Issuer from time to time, including, without limitation to the generality of the foregoing, the Banking Act and UK CRR (whether or not such requirements, guidelines or policies are applied generally or specifically to the Issuer or to the Issuer and any of its holding or subsidiary companies or any subsidiary of any such holding company) in each case as amended, supplemented or replaced from time to time.

“PRA” means the UK Prudential Regulation Authority or any successor entity.

“Relevant Regulator” means the PRA or any successor entity or other entity primarily responsible for the prudential supervision of the Issuer.

“Relevant Supervisory Consent” means as (and to the extent) required, a consent or waiver to the relevant redemption or purchase from the Relevant Regulator or the Relevant UK Resolution Authority (as applicable). For the avoidance of doubt, Relevant Supervisory Consent will not be required if either (i) none of the Debt Securities qualify as part of the Issuer’s regulatory capital, or own funds and eligible liabilities or loss absorbing capacity instruments, as the case may be, each pursuant to the Loss Absorption Regulations, (ii) the relevant Debt Securities are repurchased for market-making purposes in accordance with any permission given by the Relevant Regulator pursuant to the Loss Absorption Regulations within the limits prescribed in such permission or (iii) the relevant Debt Securities are being redeemed or repurchased pursuant to any general prior permission granted by the Relevant Regulator or the Relevant UK Resolution Authority (as applicable) pursuant to the Loss Absorption Regulations within the limits prescribed in such permission.

“Relevant UK Resolution Authority” means any authority with the ability to exercise a UK Bail-in Power.

“UK Bail-in Legislation” means Part I of the Banking Act and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Bail-in Power” means the powers under the UK Bail-in Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, write-down, transfer, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

“UK CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as amended or supplemented from time to time, as it forms part of domestic law in the UK by virtue of the EUWA.

By its acquisition of the Debt Securities, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities): (i) acknowledges and agrees that the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act; (ii) to the extent permitted by the Trust Indenture Act, waives any and all claims, in law and/or in equity, against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of (x) the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities or (y) the limited remedies available under the Indenture and the Debt Securities for a non-payment of principal and/or interest on the Debt Securities; and (iii) acknowledges and agrees that, upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority, the Trustee shall not be required to take any further directions from Holders under Section 5.11 (Control by Holders of Debt Securities) of the Base Indenture; and that the Indenture shall not impose any duties upon the Trustee whatsoever with respect to the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority.

Notwithstanding clause (iii) of the immediately preceding paragraph, if, following the completion of the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, the Debt Securities remain outstanding (for example, if the exercise of the UK Bail-in Power results in only a partial write-down of the principal of the Debt Securities), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Debt Securities following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture; provided, however that notwithstanding the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority, there shall at all times be a Trustee hereunder pursuant to, and in accordance with Section 6.09 of the Base Indenture, and the resignation and/or removal of the Trustee and the appointment of a successor trustee shall continue to be governed by Section 6.10 and Section 6.11 of the Base Indenture, including to the extent no supplemental indenture or amendment to the Indenture is agreed upon pursuant to the Indenture in the event the Debt Securities remain outstanding following the completion of the exercise of the UK Bail-in Power.

It is the intention of the Issuer and the Trustee that the Issuer’s obligations to indemnify the Trustee and the Agent in accordance with Section 6.07 of the Base Indenture (for the avoidance of doubt, as amended by Section 4.01 of the second supplemental indenture dated May 25, 2016) shall survive any exercise of the UK Bail-in Power by the Relevant UK Resolution Authority.

The exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities shall not constitute an Event of Default or a Default.

In addition to the right to enter into supplemental indentures pursuant to Section 9.01 and Section 9.02 of the Base Indenture, the Issuer and the Trustee may enter into one or more indentures supplemental to the Indenture to modify and amend the terms of the Indenture or the Debt Securities, without the further consent of any Holders, to the extent necessary to give effect to the exercise by the Relevant UK Resolution Authority of the UK Bail-in Power.

Upon the exercise of the UK Bail-in Power by the Relevant UK Resolution Authority with respect to the Debt Securities, the Issuer shall provide a written notice to the Holders through the Clearing Systems as soon as practicable regarding such exercise of the UK Bail-in Power for purposes of notifying Holders and beneficial owners of the Debt Securities of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee for information purposes.

Upon the exercise of any UK Bail-in Power by the Relevant UK Resolution Authority that results in the reduction or cancellation of all, or a portion, of the principal amount of this Global Security and/or the conversion of all, or a portion, of the principal amount of this Global Security into shares or other securities or other obligations of the Issuer or another person, the portion of the principal amount hereof so reduced, cancelled and/or converted shall be endorsed by the Registrar on Schedule B hereto. The principal amount hereof shall be reduced for all purposes by the amount so reduced, cancelled and/or converted.

By its acquisition of a Debt Security, each Holder (which, for these purposes, includes each beneficial owner of the Debt Securities) of the Debt Securities shall be deemed to have authorized, directed and requested the Clearing Systems and any direct participant in the Clearing Systems or other intermediary through which it holds the Debt Securities to take any and all necessary action, if required, to implement the exercise of any UK Bail-in Power with respect to the Debt Securities as it may be imposed, without any further action or direction on the part of such Holder or beneficial owner, the Trustee or the Agent (and any other agent acting in connection with the relevant series of Debt Securities).

To the fullest extent permitted by law, the Holders and the Trustee, in respect of any claims of such Holders to payment of any principal, premium or interest in respect of the Debt Securities, by their acceptance of the Debt Securities, shall be deemed to have waived any right of set-off or counterclaim that such Holders or, as the case may be, the Trustee in such respect, might otherwise have.

ANY HOLDER (WHICH, FOR THESE PURPOSES, INCLUDES EACH BENEFICIAL OWNER OF THE DEBT SECURITIES) THAT ACQUIRES THE DEBT SECURITIES IN THE SECONDARY MARKET AND ANY SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS, ADMINISTRATORS, TRUSTEES IN BANKRUPTCY AND LEGAL REPRESENTATIVES OF

ANY HOLDER OR BENEFICIAL OWNER OF THE DEBT SECURITIES SHALL BE DEEMED TO ACKNOWLEDGE, AGREE TO BE BOUND BY AND CONSENT TO THE SAME PROVISIONS SPECIFIED HEREIN TO THE SAME EXTENT AS THE HOLDERS OR BENEFICIAL OWNERS OF THE DEBT SECURITIES THAT ACQUIRE THE DEBT SECURITIES UPON THEIR INITIAL ISSUANCE, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND BY AND CONSENT TO THE TERMS OF THE DEBT SECURITIES RELATED TO THE UK BAIL-IN POWER AND THE LIMITED REMEDIES AVAILABLE UNDER THE INDENTURE AND THE DEBT SECURITIES FOR A NON-PAYMENT OF PRINCIPAL AND/OR INTEREST ON THE DEBT SECURITIES.

The Indenture and the Debt Securities may be amended and modified as provided in the Indenture.

All terms used in this Global Security and not otherwise defined shall have the meanings ascribed to them in the Indenture.

The Indenture and the Debt Securities shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE A

EXCHANGES FOR DEFINITIVE DEBT SECURITIES

The following exchanges of parts of this Global Security for Definitive Debt Securities have been made:

Date made	Principal amount exchanged for Definitive Debt Securities	Remaining principal amount following such exchange

SCHEDULE B

REDUCTION, CANCELLATION OR CONVERSION OF DEBT SECURITIES UPON THE EXERCISE OF ANY UK BAIL-IN POWER BY THE RELEVANT UK RESOLUTION AUTHORITY

Date made	Principal amount reduced, cancelled and/or converted	Remaining principal amount following reduction, cancellation and/or conversion